Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Six-Month Period Ended
June 30, 2016
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$58,543
Plus:
Fixed Charges (excluding capitalized interest)	54,737

Total earnings	$113,280

Fixed Charges:
Interest expensed and capitalized	$52,889
An estimate of the interest component within rental expense	1,848
Total fixed charges before preferred dividends	$54,737

Preferred dividends	-
Ratio of pre tax income to net income	1.29
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$54,737
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.07

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$58,543
Plus:
Fixed Charges (excluding capitalized interest)	20,256

Total earnings	$78,799

Fixed Charges:
Interest expensed and capitalized	$18,408
An estimate of the interest component within rental expense	1,848

Total Fixed Charges before preferred dividends	$20,256

Preferred dividends	-
Ratio of pre tax income to net income	1.29
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$20,256
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.89